Exhibit 99.3
News Release
Court Preliminarily Approves Partial Settlement of
In re Atmel Corporation Derivative Litigation
Court Schedules Settlement Approval Hearing for March 26, 2010
SAN JOSE, CA, January 29, 2010. . . Atmel Corporation (NASDAQ: ATML), a leader in microcontroller and touch solutions, today announced that the United States District Court for the Northern District of California has preliminarily approved a settlement agreement (the “Agreement”) to settle previously disclosed litigation related to Atmel’s historical practices regarding the timing of stock option grants.
The Agreement provides, on behalf of all current Atmel shareholders, for the full settlement and release of all claims against all of the defendants, except Atmel’s former general counsel, James Michael Ross, related to the allegations and/or matters set forth in three consolidated shareholder derivative actions and two actions to compel production of company books and records, currently pending in the U.S. District Court for the Northern District of California, the Superior Court of the State of California, County of Santa Clara, and the Court of Chancery of the State of Delaware.
The derivative actions being settled allege that certain present and former officers and directors of Atmel Corporation violated accounting rules, company policy, federal securities law, and/or state law by intentionally manipulating Atmel stock option grants between 1991 and 2005 and/or benefiting from the alleged manipulation. The actions allege that options were backdated, and that Atmel made false and misleading statements in public reports and filings in order to conceal the backdating. The actions also allege various claims for insider trading, violations of federal and state securities laws, breaches of fiduciary duty, aiding and abetting, unjust enrichment, constructive fraud, corporate waste, breach of contract, abuse of control, gross mismanagement, accounting, rescission, constructive trust, and violation of California Corporations Code sections 25402 and 25403. All of the defendants denied, and continue to deny, each and every allegation in the actions.
The actions to compel production of company books and records seek to compel Atmel to produce various documents and company records relating to the company’s stock option grants between 1991 and 2005, along with related financial reporting and accounting documents. Atmel denied, and continues to deny, each and every allegation in those actions.
The terms of the Agreement provide for: (i) a direct financial benefit to Atmel of $9.65 million; (ii) the adoption and/or implementation of a variety of corporate governance enhancements, particularly in the way Atmel grants and documents grants of employee stock option awards; (iii) the payment by Atmel of plaintiffs’ counsels’ attorneys’ fees, costs, and expenses in the amount of $4.94 million; and (iv) the dismissal with prejudice of all claims by and between the settling parties and releases of all claims against the settling defendants.
On March 26, 2010, at 10:30 A.M., a hearing will be held before the United States District Court for the Northern District of California, 2112 Robert F. Peckham Federal Building and

United States District Courthouse, 280 First Street, San Jose, California 95113, to determine: (i) whether the terms of the settlement should be approved as fair, reasonable, and adequate; (ii) whether the claims by and between the settling parties should be dismissed on the merits and with prejudice; and (iii) whether the payment of plaintiffs’ counsels’ attorneys’ fees, costs, and expenses should be approved. Any shareholder desiring further information about the settlement, or wishing to be heard at the Court hearing, should consult the Notice of Proposed Settlement, which will be available on Atmel’s website at www.atmel.com.
About Atmel
Atmel is a worldwide leader in the design and manufacture of capacitive touch solutions, microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677
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